Exhibit 3.1

                               STATE OF MINNESOTA
                        OFFICE OF THE SECRETARY OF STATE
                              ARTICLES OF AMENDMENT
                        OF CYBERSTAR COMPUTER CORPORATION

         Pursuant to the provisions of Minnesota Statutes Section 302A.135, the following amendment to the Articles of Incorporation of Cyberstar Computer Corporation, a Minnesota corporation, was approved and adopted pursuant to Minnesota Statutes Chapter 302A.

         The Articles of Incorporation of Cyberstar Computer Corporation are hereby amended and restated in their entirety to read as follows:

                      ARTICLE I. NAME AND REGISTERED OFFICE

     1.01  Name. The name of this Corporation is eNetpc, Inc.
           ----

     1.02  Registered  Office.  The  location  and post  office  address  of the
           -------------------
registered office of this Corporation in the State of Minnesota is 6825 Shady Oak Road, Eden Prairie, Minnesota 55344.

                       ARTICLE II. SHARES AND SHAREHOLDERS

     2.01  Number of Shares.  The  aggregate  number of shares of capital  stock
           ----------------
which this Corporation shall have the authority to issue is 20,000,000 shares, each with $.01 par value. Such shares shall consist of one class and series of voting common stock with equal rights and preferences in all matters unless and until separate classes and/or series are authorized by the Board of Directors pursuant to Section 2.02 of these Articles of Incorporation.

     2.02  Classes of Shares.  The Board of  Directors  may,  from time to time,
           -----------------
establish by resolution different classes or series of shares and may fix the rights and preferences of said shares in any class or series.

     2.03 Issuance of Shares. The Board of Directors shall have the authority to
          ------------------
issue shares of a class or series to holders of shares of another class or series to effectuate share dividends, splits, or conversion of its outstanding shares.

     2.04 Preemptive  Rights.  No shareholder of the Corporation  shall have any
          ------------------
preemptive rights to subscribe for or purchase his, her or its proportionate share of any stock of the Corporation, now or hereafter authorized or issued.


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     2.05 Cumulative  Voting.  No shareholder of the Corporation  shall have the
          ------------------
right to cumulate his, her or its votes in the election of directors or for any other purpose whatsoever.

                           ARTICLE III. WRITTEN ACTION

     Any action, other than an action requiring shareholder approval, required or permitted to be taken at a meeting of the Board of Directors of this Corporation may be taken by written action signed by the number of directors required to take the same action at a meeting of the Board of Directors at which all directors were present. Any action requiring shareholder approval required or permitted to be taken at a meeting of the Board of Directors of this Corporation may be taken by written action signed by all of the directors.

                  ARTICLE IV. LIMITATION ON DIRECTORS LIABILITY

     A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for (i) liability based on a breach of the duty of loyalty to the Corporation or its shareholders; (ii) liability for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) liability based on the payment of an improper dividend or an improper repurchase of the Corporation's stock under Section 559 of the Minnesota Business Corporation Act (Minnesota Statutes, Chapter 302A) or on violations of Minnesota state securities laws (Minnesota Statutes, Section 80A.23); (iv) liability for any transaction from which the director derived an improper personal benefit; or (v) liability for any act or omission occurring prior to the date this Article IV becomes effective. If Chapter 302A, the Minnesota Business Corporation Act, hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Chapter 302A, the Minnesota Business Corporation Act. Any repeal or modification of this Article by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification. The provisions of this Article IV shall not be deemed to limit or preclude indemnification of a director by this Corporation for any liability of a director which has not been eliminated by the provisions of this Article IV.

                ARTICLE V. AMENDMENT OF ARTICLES OF INCORPORATION

     Any amendment of these Articles of Incorporation may be adopted by the affirmative vote of the holders of record of a majority of the total number of issued and outstanding shares of each class and series of voting stock of the Corporation, except where a larger proportion is required by law or a shareholder control agreement.

                         ARTICLE VI. AMENDMENT OF BYLAWS

     The Board of Directors shall be vested with the power to make, alter, amend or rescind all or any of the Bylaws of this corporation, subject to the power of the shareholders to change or repeal such Bylaws; provided the Board of Directors shall not make or alter any Bylaw fixing their number, qualifications, classifications, or term of office.


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     The foregoing Amended and Restated  Articles of Incorporation  supercede in their entirety the original Articles of Incorporation and all amendments thereto.


     I swear that the foregoing is true and accurate and that I have the authority to sign these Amended and Restated Articles of Incorporation on behalf of the corporation.


                                            CYBERSTAR COMPUTER CORPORATION



Dated:    August 8, 2000                    By /S/  Richard Pomije
                                            ------------------------------------
                                            Name:  Richard Pomije
                                            ------------------------------------
                                            Title:   Secretary
                                            ------------------------------------

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